www.genpt.com

News Release

October 20, 2022

FOR IMMEDIATE RELEASE

Genuine Parts Company
Reports Third Quarter 2022 Results

•Record Sales of $5.7 billion, Up 17.8%
•Diluted EPS of $2.20, Up 38.4%
•Adjusted Diluted EPS of $2.23, Up 18.6%
•Significant Progress on Integration of Kaman Distribution Group
•Raising 2022 Outlook for Revenue Growth and Diluted and Adjusted Diluted EPS

ATLANTA -- Genuine Parts Company (NYSE: GPC) announced today its results for the third quarter ended September 30, 2022.

"The GPC team delivered record results, with double-digit sales and earnings growth driven by the execution of effective strategies and continued resilience of our Automotive and Industrial businesses," said Paul Donahue, Chairman and Chief Executive Officer. "We are pleased with the continued strength of our results for 2022 and are proud of the great work by all our 53,000 teammates who are at the core of our success."

Third Quarter 2022 Results

Sales were $5.7 billion, a 17.8% increase compared to $4.8 billion in the same period of the prior year. The sales growth reflects a 12.7% increase in comparable sales and a 9.1% benefit from acquisitions, partially offset by a 4.0% net unfavorable impact of foreign currency and other.

Net income was $312 million, or $2.20 per diluted earnings per share. This compares to net income of $229 million, or $1.59 per diluted share, in the prior year period.

Adjusted net income, which excludes a net expense of $5 million, or $0.03 per diluted share, in non-recurring costs related to the integration of Kaman Distribution Group (KDG), was $317 million, an increase of 17.3% compared to adjusted net income of $270 million for the same period of the prior year. On a per share diluted basis, adjusted net income was $2.23, an increase of 18.6% compared to $1.88 per diluted share last year. Refer to the reconciliation of GAAP net income to adjusted net income for more information.

Third Quarter 2022 Segment Highlights

Automotive Parts Group

Automotive sales were $3.5 billion, up 8.9% from the same period in 2021, consisting of a 9.2% increase in global comparable sales and a 5.3% contribution from acquisitions, net of a 5.6% unfavorable impact of foreign currency and other. Segment profit of $309 million increased 10.0%, with a segment profit margin of 8.9%, up 10 basis points from the same period of the prior year.

Industrial Parts Group

Industrial sales were $2.2 billion, up 35.3% from the same period in 2021, and reflecting a 19.6% increase in comparable sales and a 16.6% contribution from the acquisition of KDG, slightly offset by a 0.9% unfavorable impact of foreign currency. Segment profit of $243 million increased 46.3%, with profit margin of 11.1%, up 80 basis points from the same period of the prior year.

Will Stengel, President, stated, "Our third quarter results were driven by sound industry fundamentals and execution of our key strategic initiatives to deliver accelerated sales growth and margin expansion in both segments. We were also pleased to further strengthen our balance sheet and generate continued strong cash flow.

"The solid growth in Automotive was broad-based, with double-digit total sales growth in local currency in each of our global operations. Likewise, the continued strength in Industrial led to its sixth consecutive quarter of double-digit sales comps," said Mr. Stengel.

Nine Months 2022 Results

Sales for the nine months ended September 30, 2022 were $16.6 billion, a 17.8% increase from $14.1 billion for the same period in 2021. Net income for the nine months was $931 million, or $6.53 per diluted share. The Company's adjusted net income was $896 million, or $6.29 per diluted share, an increase of 22.9% compared to $5.12 per diluted share last year.

Balance Sheet, Cash Flow and Capital Allocation

The Company generated operating cash flow from operations of $1.2 billion for the nine months ended September 30, 2022, an increase from $1.0 billion in the same period last year driven primarily by higher net income and effective management of our working capital. We used $1.7 billion in cash for investing activities, primarily in connection with the acquisition of KDG, in addition to $244 million for capital expenditures. We also had $386 million in cash provided by financing activities, which includes $961 million of net proceeds from debt, primarily related to the KDG acquisition. This was partially offset by quarterly dividends of $369 million paid to shareholders and $173 million of share repurchases. Free cash flow was $1.0 billion for the nine months ended September 30, 2022, a 15% increase from $870 million for the nine months in 2021.

The Company ended the quarter with $2.1 billion in total liquidity, consisting of $1.5 billion availability on the revolving credit facility and $629 million in cash and cash equivalents.

2022 Outlook

In consideration of several factors, the Company is updating full-year 2022 guidance previously provided in its earnings release on July 27, 2022. The Company considered its recent business trends and financial results, current growth plans, strategic initiatives, global economic outlook, geopolitical conflicts and the potential impact on results in establishing its updated guidance, which is outlined in the table below.

For the Year Ending December 31, 2022
	Previous Outlook	Updated Outlook
Total sales growth	12% to 14%	15% to 16%
Automotive sales growth	6% to 8%	7% to 8%
Industrial sales growth	26% to 28%	31% to 32%
Diluted earnings per share	$8.08 to $8.23	$8.29 to $8.39
Adjusted diluted earnings per share	$7.80 to $7.95	$8.05 to $8.15
Effective tax rate	Approximately 25%	Approximately 25%
Net cash provided by operating activities	$1.5 billion to $1.7 billion	$1.5 billion to $1.7 billion
Free cash flow	$1.2 billion to $1.4 billion	$1.2 billion to $1.4 billion

"Our teams continue to operate well in a challenging environment, and going forward, we will remain energized and focused on our strategic initiatives in our day-to-day operations. Our outlook for the full-year reflects the continued confidence in our businesses to deliver market share gains and drive ongoing momentum in our top and bottom-line results," Mr. Donahue concluded.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These items include adjusted net income from operations, adjusted diluted net income from operations per common share and free cash flow. We believe that the presentation of adjusted net income from operations, adjusted diluted net income from operations per common share and free cash flow, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of our core operations. We considered these metrics useful to investors because they provide greater transparency into management’s view and assessment of our ongoing operating performance by removing items management believes are not representative of our operations and may distort our longer-term operating trends. We believe these measures are useful and enhance the comparability of our results from period to period and with our competitors, as well as show ongoing results from operations distinct from items that are infrequent or not associated with our core operations. We do not, nor do we suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from, or as a substitute for, GAAP financial information. We have included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, foreign currency and other. We consider this metric useful to investors because it provides greater transparency into management’s view and assessment of the our core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, although our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

We will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call and view the supplemental earnings deck on our website at http://genuineparts.investorroom.com. The call is also available by dialing 888-317-6003, conference ID 9205347. A replay will also be available on our website or at 877-344-7529, conference ID 7447739, two hours after the completion of the call.

About Genuine Parts Company

Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The Company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal. The Company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the Company serves its global customers from an extensive network of more than 10,000 locations in 17 countries and has approximately 53,000 employees. Further information is available at www.genpt.com.

Contacts

Investor Contact:	Media Contact:
Sid Jones (678) 934-5628	Heather Ross (678) 934-5220
Senior Vice President - Investor Relations	Vice President - Strategic Communications

Forward-Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC), release to the public, or make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements include our view of business and economic trends for the remainder of the year and our expectations regarding our ability to capitalize on these business and economic trends and to execute our strategic priorities, and the updated full-year 2022 financial guidance provided. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking.
We caution you that all forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, changes in general economic conditions, including unemployment, inflation (including the impact of tariffs) or deflation and geopolitical conflicts such as the conflict between Russia and Ukraine; volatility in oil prices;

significant cost increases, such as rising fuel and freight expenses; the extent and duration of the disruption to our business operations caused by the global health crisis associated with the COVID-19 pandemic, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, on vehicle miles driven as well as other metrics that affect our business, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with our debt covenants; our ability to successfully integrate acquired businesses into our operations and to realize the anticipated synergies and benefits; our ability to successfully implement our business initiatives in our two business segments; slowing demand for our products; the ability to maintain favorable supplier arrangements and relationships; changes in national and international legislation or government regulations or policies, including changes to import tariffs, environmental and social policy, infrastructure programs and privacy legislation, and their impact to us, our suppliers and customers; changes in tax policies; volatile exchange rates; our ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting, including as a result of the work from home environment; the uncertainties and costs of litigation; disruptions caused by a failure or breach of our information systems, as well as other risks and uncertainties discussed in our 2021 Annual Report on Form 10-K and Item 1A, Risk Factors, in our report on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 (all of which may be amplified by the COVID-19 pandemic and geopolitical conflicts, such as the current conflict between Russia and Ukraine) and from time to time in our subsequent filings with the SEC.

Forward-looking statements speak only as of the date they are made, and we undertake no duty to update any forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2022	2021	2022	2021
Net sales	$5,675,274	$4,818,849	$16,572,323	$14,067,301
Cost of goods sold	3,695,607	3,108,082	10,805,910	9,126,614
Gross profit	1,979,667	1,710,767	5,766,413	4,940,687
Operating expenses:
Selling, administrative and other expenses	1,458,418	1,338,768	4,226,412	3,883,241
Depreciation and amortization	86,563	72,121	259,822	218,377
Provision for doubtful accounts	6,146	4,284	13,539	14,230
Total operating expenses	1,551,127	1,415,173	4,499,773	4,115,848
Non-operating expense (income):
Interest expense, net	18,220	14,167	58,318	47,853
Other	(7,616)	(17,547)	(26,897)	(77,454)
Total non-operating expense (income)	10,604	(3,380)	31,421	(29,601)
Income before income taxes	417,936	298,974	1,235,219	854,440
Income taxes	105,578	70,389	304,494	211,649
Net income	$312,358	$228,585	$930,725	$642,791
Dividends declared per common share	$0.8950	$0.8150	$2.6850	$2.4450
Basic earnings per share	$2.21	$1.60	$6.57	$4.47
Diluted earnings per share	$2.20	$1.59	$6.53	$4.44

Weighted average common shares outstanding	141,336	142,871	141,609	143,826
Dilutive effect of stock options and non-vested restricted stock awards	773	718	819	796
Weighted average common shares outstanding – assuming dilution	142,109	143,589	142,428	144,622

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Net sales:
Automotive	$3,490,462	$3,204,534	$10,233,577	$9,353,998
Industrial	2,184,812	1,614,315	6,338,746	4,713,303
Total net sales	$5,675,274	$4,818,849	$16,572,323	$14,067,301
Segment profit:
Automotive	$309,349	$281,150	$896,475	$807,586
Industrial	242,505	165,754	656,330	441,459
Total segment profit	551,854	446,904	1,552,805	1,249,045
Interest expense, net	(18,220)	(14,167)	(58,318)	(47,853)
Intangible asset amortization	(39,416)	(25,311)	(118,740)	(78,239)
Corporate expense	(72,820)	(47,389)	(187,883)	(130,029)
Other unallocated (expenses) income (1)	(3,462)	(61,063)	47,355	(138,484)
Income before income taxes	$417,936	$298,974	$1,235,219	$854,440

(1)     The following table presents a summary of other unallocated (expenses) income:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Other unallocated (expenses) income:
Gain on sale of real estate (2)	$—	$—	$102,803	$—
Gain on insurance proceeds (3)	—	—	1,507	—
Product liability damages award (4)	—	—	—	(77,421)
Loss on software disposal (5)	—	(61,063)	—	(61,063)
Transaction and other costs (6)	(3,462)	—	(56,955)	—
Total other unallocated (expenses) income	$(3,462)	$(61,063)	$47,355	$(138,484)
(2)    Amount reflects a gain on the sale of real estate that had been leased to S.P. Richards.
(3)    Amount reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs.
(4)    Amount reflects damages reinstated by the Washington Supreme Court order on July 8, 2021 in connection with a 2017 automotive product liability claim.
(5)    Amount reflects a loss on an internally developed software project that was disposed of due to a change in management strategy related to advances in alternative technologies.
(6)    Amount primarily reflects costs associated with the January 3, 2022 acquisition and integration of KDG. These costs also include a $17 million impairment charge driven by a decision to retire certain legacy trade names, classified as other intangible assets, prior to the end of their estimated useful lives as part of executing our KDG integration and rebranding strategy.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)	September 30, 2022	September 30, 2021
Assets
Current assets:
Cash and cash equivalents	$629,198	$919,097
Trade accounts receivable, less allowance for doubtful accounts (2022 – $47,262; 2021 – $44,807)	2,215,032	1,888,253
Merchandise inventories, net	4,300,709	3,748,418
Prepaid expenses and other current assets	1,678,259	1,226,416
Total current assets	8,823,198	7,782,184
Goodwill	2,460,911	1,890,821
Other intangible assets, less accumulated amortization	1,748,274	1,409,886
Property, plant and equipment, less accumulated depreciation (2022 – $1,369,770; 2021 – $1,315,825)	1,241,567	1,107,374
Operating lease assets	1,073,858	1,040,724
Other assets	1,029,272	743,949
Total assets	$16,377,080	$13,974,938

Liabilities and equity
Current liabilities:
Trade accounts payable	$5,531,253	$4,819,084
Current portion of debt	1,629	—
Dividends payable	126,434	116,356
Other current liabilities	1,835,803	1,601,883
Total current liabilities	7,495,119	6,537,323
Long-term debt	3,231,668	2,432,539
Operating lease liabilities	809,495	781,750
Pension and other post–retirement benefit liabilities	262,820	254,727
Deferred tax liabilities	398,797	222,467
Other long-term liabilities	500,989	549,574
Equity:
Preferred stock, par value – $1 per share; authorized – 10,000,000 shares; none issued	—	—
Common stock, par value – $1 per share; authorized – 450,000,000 shares; issued and outstanding – 2022 – 140,962,009 shares; 2021 – 142,503,493 shares	140,962	142,503
Additional paid-in capital	132,240	118,223
Accumulated other comprehensive loss	(1,074,316)	(1,073,086)
Retained earnings	4,465,565	3,995,537
Total parent equity	3,664,451	3,183,177
Noncontrolling interests in subsidiaries	13,741	13,381
Total equity	3,678,192	3,196,558
Total liabilities and equity	$16,377,080	$13,974,938

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2022	2021
Operating activities:
Net income	$930,725	$642,791
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	259,822	218,377
Loss on software disposal	—	61,063
Share-based compensation	27,773	20,841
Gain on sale of real estate	(102,803)	—
Intangible asset impairment	17,461	—
Excess tax benefits from share-based compensation	(3,868)	(6,667)
Changes in operating assets and liabilities	115,481	71,791
Net cash provided by operating activities	1,244,591	1,008,196
Investing activities:
Purchases of property, plant and equipment	(243,998)	(138,206)
Proceeds from sale of property, plant and equipment	141,228	24,184
Proceeds from divestitures of businesses	32,620	16,687
Acquisitions of businesses and other investing activities	(1,586,812)	(142,567)
Net cash used in investing activities	(1,656,962)	(239,902)
Financing activities:
Proceeds from debt	4,547,511	242,332
Payments on debt	(3,586,954)	(403,126)
Share-based awards exercised	(15,444)	(19,398)
Dividends paid	(369,483)	(349,293)
Purchases of stock	(172,727)	(283,886)
Other financing activities	(16,869)	(5,353)
Net cash provided by (used in) financing activities	386,034	(818,724)
Effect of exchange rate changes on cash and cash equivalents	(59,166)	(20,639)
Net decrease in cash and cash equivalents	(85,503)	(71,069)
Cash and cash equivalents at beginning of period	714,701	990,166
Cash and cash equivalents at end of period	$629,198	$919,097

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME AND GAAP DILUTED NET INCOME PER COMMON SHARE TO ADJUSTED DILUTED NET INCOME PER COMMON SHARE
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
GAAP net income	$312,358	$228,585	$930,725	$642,791

Adjustments:
Gain on sale of real estate (1)	—	—	(102,803)	—
Gain on insurance proceeds (2)	—	—	(1,507)	—
Product liability damages award (3)	—	—	—	77,421
Loss on software disposal (4)	—	61,063	—	61,063
Transaction and other costs (5)	3,462	—	56,955	—
Total adjustments	3,462	61,063	(47,355)	138,484
Tax impact of adjustments	1,464	(19,167)	12,651	(40,489)
Adjusted net income	$317,284	$270,481	$896,021	$740,786

The table below represent amounts per common share assuming dilution:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2022	2021	2022	2021
GAAP net income	$2.20	$1.59	$6.53	$4.44

Adjustments:
Gain on sale of real estate (1)	—	—	(0.72)	—
Gain on insurance proceeds (2)	—	—	(0.01)	—
Product liability damages award (3)	—	—	—	0.54
Loss on software disposal (4)	—	0.42	—	0.42
Transaction and other costs (5)	0.02	—	0.40	—
Total adjustments	0.02	0.42	(0.33)	0.96
Tax impact of adjustments	0.01	(0.13)	0.09	(0.28)
Adjusted net income	$2.23	$1.88	$6.29	$5.12
Weighted average common shares outstanding – assuming dilution	142,109	143,589	142,428	144,622

The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the condensed consolidated statements of income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Line item:
Cost of goods sold	$—	$—	$5,000	$—
Selling, administrative and other expenses	3,462	61,063	(50,848)	138,484
Non-operating expense (income): Other	—	—	(1,507)	—
Total adjustments	$3,462	$61,063	$(47,355)	$138,484
(1)     Adjustment reflects a gain on the sale of real estate that had been leased to S.P. Richards.
(2)    Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs.
(3)    Adjustment reflects damages reinstated by the Washington Supreme Court order on July 8, 2021 in connection with a 2017 automotive product liability claim.
(4)    Adjustment reflects a loss on an internally developed software project that was disposed of due to a change in management strategy related to advances in alternative technologies.
(5)    Adjustment primarily reflects costs associated with the January 3, 2022 acquisition and integration of KDG. These costs also include a $17 million impairment charge driven by a decision to retire certain legacy trade names, classified as other intangible assets, prior to the end of their estimated useful lives as part of executing our KDG integration and rebranding strategy.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended September 30, 2022
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	9.2%	5.3%	(5.5)%	(0.1)%	8.9%
Industrial	19.6%	16.6%	(0.9)%	—%	35.3%
Total Net Sales	12.7%	9.1%	(3.9)%	(0.1)%	17.8%

	Nine months ended September 30, 2022
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	9.3%	4.4%	(4.2)%	(0.1)%	9.4%
Industrial	17.9%	17.4%	(0.7)%	(0.1)%	34.5%
Total Net Sales	12.1%	8.7%	(3.0)%	—%	17.8%

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2022	2021
Net cash provided by operating activities	$1,244,591	$1,008,196
Purchases of property, plant and equipment	(243,998)	(138,206)
Free Cash Flow	$1,000,593	$869,990

For the Year Ending December 31, 2022
	Previous Outlook	Updated Outlook
Net cash provided by operating activities	$1.5 billion to $1.7 billion	$1.5 billion to $1.7 billion
Purchases of property, plant and equipment	$300 million to $350 million	Approximately $350 million
Free Cash Flow	$1.2 billion to $1.4 billion	$1.2 billion to $1.4 billion